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                                                                     Exhibit 5.2


                                       GOREY SINCLAIR
                                       Chartered Accountants

                                       T.M. Gorey F.C.A.  B.D. Sinclair A.C.A.

                                       10 Ord Street, West Perth WA  6005
                                       PO Box 105, West Perth WA  6872
                                       Phone (09) 321 4470 Fax (09) 321 4664



September 11, 1996

The Directors
VoiceNet Inc.
Campbell & Fleming Pty Ltd
250 Park Avenue
New York, NY  10177
UNITED STATES OF AMERICA


Dear Sirs:

         VALUATION OF VOICENET, INC.

         As requested we have prepared this valuation of the application of the CourtSmart systems in the United States of America for inclusion in a prospectus for a share issue of VoiceNet, Inc.

         1.   BACKGROUND

         CourtSmart Pty Ltd a wholly owned subsidiary of Southern Group Limited in Australia registered company (ACN 004 701 062) has developed an advanced court reporting system using computer digital recording technology.

         The system has recently been installed free of charge in a court located in Los Angeles as a demonstration unit and is now undergoing a trial period.

         A Utilities Patent has also been registered in the USA and a separate report has been included in the prospectus on this matter.

         2.   PURPOSE OF THE REPORT

         This report has been prepared as an Exhibit to the Registration Statement for a prospectus for a share issue to be made by VoiceNet, Inc.

         3.   VALUATION METHOD ADOPTED

         I have considered the method of valuation and believe that the Discounted Cash Flow Method to be the most appropriate in the circumstances because:

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         -    This is a start up business where no history exists as to
              earnings potential

         -    The business is in a high growth phase

         - The life of the venture is unknown despite the Utilities Patent which it holds over its systems.

         4.   CASH FLOWS

         4.1. UNIT SALES

         CourtSmart has developed cash flow projections based upon a market and propagation study and pricing strategy for use in a courtroom situation which has been subject to a report by Dr. F. Frost M.Sc(Eng),Ph.D,M.B.L., GradDipEng,CEng,M/M,F.A.I.M. dated December, 1993.

         The project market penetration for sale of units for the five calendar years to December 31, 2001 are as follows:

                           CourtSmart                 VoiceNet
                           UNITS                      UNITS
                           ----------                 --------

              1997             648                       252
              1998           3,684                       328
              1999           4,416                       426
              2000           4,416                       575
              2001           4,416                       776
                           -------                    ------
                            17,580                     2,357
                           -------                    ------
                           -------                    ------

          The company's research indicates that there are some 36,611 court rooms in USA and the sales projections would indicate a 48% penetration of that market for CourtSmart units.

          For the purposes of the report I have applied an estimation of the confidence level of achieving the projected sales.

          The estimations of the confidence level take into account the following factors:

          -    The product is still in the stages of customer trailing.

          - The product represents new technology which is substantially advanced over conventional technology.

          - There is likely to be good market penetration in early years which may decline as competition enters the market.

          - Projections for the early years are likely to be more accurately forecast than projections for later years.


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          The confidence levels I have selected are:

                    1997      90%
                    1998      70%
                    1999      40%
                    2000      15%
                    2001       5%

          To explain further I have assessed that there is a 90% chance of achieving the projected sales in 1994 and a 5% chance of achieving the 1998 targets.

          When applied to the projected unit sales the following annual sales emerge:


                     CourtSmart                          VoiceNet
                     Units Confidence                    Units Confidence
        PROJECTED    LEVEL           RESULTS  PROJECTED  LEVEL           RESULTS
        ---------    --------------- -------  ---------  --------------- -------
1997        648        90%             583      252        90%              227
1998      3,684        70%           2,579      328        70%              229
1999      4,416        40%           1,766      426        40%              170
2000      4,416        15%             662      575        15%               86
2001      4,416         5%             221      776         5%               39
        -------                      -----    -----                        ----
         17,580                      5,811    2,357                         752
        -------                      -----    -----                        ----
        -------                      -----    -----                        ----


          In applying the total adjusted unit sales to the estimated market of 36,611 courtrooms the penetration level calculates to be 15.88%.

     4.2. SELLING PRICE

          The nominated selling price for each CourtSmart unit is $24,700 US and each VoiceNet unit is $7,600 US.

     4.3. SALES REVENUE

          Applying the selling price to the adjusted unit sales the sales revenues which would be generated from the USA are:

            CourtSmart               VoiceNet
         UNITS      $ MILLION        UNITS   $ MILLION
         --------------------        -----------------
1997        583      15.980           227     1.724
1998      2,579      70.659           229     1.743
1999      1,766      48.399           170     1.295
2000        662      18.150            86     0.655
2001        221       6.050            39     0.295

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     4.4. COST OF SALES


          The cost of sales represent fixed and variable cost elements which average 26% of sales over a five year period.

     4.5. EXPENSES

          An explanation of major expenditure items is as follows:

     4.5.1.    AMORTISATION OF TECHNOLOGY AGREEMENT COSTS

          The $4.5 million technology agreement cost has been amortised over the five year period on a basis proportionate to the sales forecasts.

     4.5.2.    AMORTISATION - PRE INCORPORATION COSTS

          Pre incorporation expenses are also amortized over the first five years of operations in equal amounts.

     4.5.3.    SALARIES AND WAGES

          The estimates for salaries and wages and on costs are based on the proposed management structure of the company's operations in administration, marketing and engineering.

     4.5.4.    COMMISSION

          The allowed commission is based on a total commission cost of 3.0% which provides a sales person and sales supervisor commission.

     4.5.5.    FIXED AND VARIABLE COSTS

          A review of all costs based on the proposed structure indicates that particularly marketing and engineering costs are subject to variation comparable with unit sales turnover, however, for the sake of this report only commissions and freight have been treated as variable. This is a conservation approach in terms of the cash flow projections.

     4.5.6.    NON CASH EXPENDITURE

An adjustment to the operating profit has been made to reflect the non cash expenditure of amortisation and depreciation and to recognize the net effect of movements in working capital requirements, particularly accounts receivable, accounts payable and inventories.

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     4.5.7.    CAPITAL EXPENDITURE

          Capital expenditure in the form of plant and equipment requirements and in the technology agreement and pre incorporation and pre operating expenses have been recognized as cash outflow requirements.

     4.5.8.    SUMMARY

          A summary of the components included in the calculation of the future cash flow for the five years ending December 31, 2001 is included in this report as Attachment I.

          The resultant cash flow in each of the subject years is:

                                US MILLIONS
                                -----------
          1997                    (1.191)
          1998                    49.851
          1999                    18.491
          2000                     3.447
          2001                     0.178

     5.   DISCOUNT RATES

          The discount rates adopted in considering the valuation take into account the following factors:

          -    The start up nature of the business

          -    The unknown life expectancy

          -    The uncertainty of market acceptance of the product

          As a result it is anticipated that an intending investor would require a high rate of return to compensate for the risk element.

          The range of discount rates used in this appraisal are: 40%, 50% and 60%.

     6.   PRESENT DAY VALUES

     The application of the discount rates to the adjusted cash flow figures provides the following present day values:

          40%       US $32.252 million
          50%       US $27.545 million
          60%       US $23.786 million


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     7.   VALUATION

          In my opinion Digital Reporting Inc. has a value of between $23.786 million and $32.252 million.

     8.   DISCLAIMER

          Compilation and preparation of this document involved making judgments which may be effected by unforeseen future events. In addition reliance has been made on market penetration projections and although allowances have been made to reflect a confidence level in such projections the valuation provided is subject to the achievement of the projected sales. Further reliance has been placed on the company's estimates of expenditures and although they have been checked for reasonableness no responsibility can be accepted by Gorey Sinclair for any discrepancy which may arise as a result of variations in such estimates.

     9.   THE AUTHOR

          Details of the author are provided on Attachment II.

                                             Yours truly,



                                             T.M. GOREY
                                             Partner



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                                                       EXHIBIT 1

VOICENET INC.

DISCOUNTED CASH FLOW ANALYSIS


                                              1997      1998      1999      2000      2001     TOTAL
                                              ----      ----      ----      ----      ----     -----
PROJECTED UNIT SALES
(Per calendar year)
CourtSmart - Sales                             360       468       562       562       562     2,514
CourtSmart - Sales
through lease arrangements                     288     3,216     3,854     3,854     3,854    15,066
VoiceNet                                       252       328       426       575       776     2,357

CONFIDENCE LEVEL IN ACHIEVING
THE PROJECTED SALES                             90%       70%       40%       15%        5%       44%

DEEMED ACHIEVABLE UNIT SALES

CourtSmart - Sales                             324       328       225        84        28       989
CourtSmart - Sales
through lease arrangements                     259     2,251     1,578       578       193     4,823
VoiceNet                                       227       229       170        86        39       752

SALE PRICE PER UNIT $000'S

CourtSmart - Sales                           27.40     27.40     27.40     27.40     27.40
CourtSmart - Sales
through lease arrangements                   27.40     27.40     27.40     27.40     27.40
VoiceNet                                      7.60      7.60      7.60      7.60      7.60

DEEMED ACHIEVABLE SALES $000'S

CourtSmart - Sales                           8,878     8,976      6160     2,310       770    27,093
CourtSmart - Sales
through lease arrangements                   7,102    61,683    42,240    15,840     5,280   132,145
                                                     -------   -------   -------    ------  --------
VoiceNet                                     1,724     1,743     1,295       655       295     5,711
                                            ------   -------   -------   -------    ------  --------
                                            ------   -------   -------   -------    ------  --------

                                            17,703    72,402    49,694    18,805     6,345   164,949

COST OF SALES

Fixed                                          386       455       546       546       546     2,490
Variable                                     4,968    17,746    11,194     3,906     1,170    38,984
                                                               -------   -------    ------  --------
                                             5,364    18,201    11,741     4,452     1,716    41,474
                                            ------   -------   -------   -------    ------  --------
                                            ------   -------   -------   -------    ------  --------

GROSS PROFIT                                12,340    54,200    37,953    14,353     4,629   123,475

Gross profit %                                69.70%    74.86%    76.37%    76.33%    72.95%    74.86%

EXPENSES

Sales and marketing                          1,044     1,148       788       298       101      3379.535
Research and development                       741       815       815       815       815      4001.1
General and administration                     654       719       806       806       806      3791.4
Amortisation of license fee                    483      1975      1356       513       173      4500
Amortisation of offering costs                 201       201       201       201       201      1007
                                            ------   -------   -------   -------    ------  --------
Total operating expenses                     3,123     4,860     3,966     2,634     2,096    16,679
                                            ------   -------   -------   -------    ------  --------
                                            ------   -------   -------   -------    ------  --------

OPERATING PROFIT BEFORE
INCOME TAX                                   9,216    49,341    33,987    11,720     2,533   106,796

ADD NON CASH EXPENDITURE
Depreciation                                    19        31        32        32        32       146
Amortisation of license fee                    483      1975      1356       513       173     4,500
Amortisation of offering costs                 201       201       201       201       201     1,007
LESS CAPITAL EXPENDITURE
Capitalization of rented CourtSmart units
Plant and equipment                           (125)     (105)                                   (230)
License fee                                 (4,500)   (4,500)
Offering costs                              (1,007)   (1,007)
Working capital changes                     (5,479)    1,449      (802)    2,196     1,106    (1,530)
Income tax at 33%                              -      (3,041)  (16,282)  (11,216)   (3,868)  (34,407)
                                            ------   -------   -------   -------    ------  --------

NET CASH FLOW                               (1,191)   49,851    18,491     3,447       178    70,775
                                            ------   -------   -------   -------    ------  --------
                                            ------   -------   -------   -------    ------  --------

                                    ATTACHMENT II
                                      THE AUTHOR


NAME:               Trevor Michael Gorey

BUSINESS ADDRESS:   Gorey Sinclair
                    10 Ord Street
                    West Perth
                    Western Australia

DATE OF BIRTH:      July 27, 1942

QUALIFICATIONS:     Fellow of the Institute of Chartered Accountants in
                    Australia

                    Certified Practicing Accountant

                    Registered Tax Auditor (Australia)

                    Registered Tax Agent (Australia)

EXPERIENCE:         Nineteen years with Arthur Andersen & Co. in Australia and
                    Managing Partner of the Perth Office of that firm at the time of leaving in 1979 to establish own practice.

                    He has specialized in business valuations since 1979 and has acted as an expert witness in numerous corporate litigation cases in Australia.

PRESENT POSITION
HELD:               -    Partner in Gorey Sinclair

                    -    Pro Chancellor of Curtin University of Technology

                    - Chairman of the Resources and Finance Committee of Curtin University

                    -    Chairman of Curtin Consultancy Services Pty Ltd

                    -    Chairman Curtin Business School Advisory Council

                    - Member of the Institute of Chartered Accountants Disciplinary Committee (National)